Exhibit 99.1

Interstate Power and Light Company
An Alliant Energy Company
Corporate Headquarters
4902 North Biltmore Lane
P.O. Box 77007
Madison, WI 53707-1007 www.alliantenergy.com

News Release
FOR IMMEDIATE RELEASE	Media Contact: Rob Crain (608) 458-4469
Investor Relations: Jamie Freeman (608) 458-3274

Interstate Power and Light Company Announces Pricing of Debt Offering

Senior Debentures will be due in 2018

Cedar Rapids, Iowa – October 1, 2008 – Interstate Power and Light Company (IPL), an Alliant Energy company (NYSE: LNT), has priced a public offering of $250,000,000 aggregate principal amount of senior debentures. The senior debentures have an interest rate of 7.25% and will be due in 2018.

IPL intends to apply the approximately $246 million in net proceeds from this offering initially to repay short-term debt, invest in short-term assets and redeem long-term debt and thereafter to fund capital expenditures, including new generating facilities, environmental projects and other utility capital projects, and for general working capital purposes.

The offering was marketed through a group of underwriters, including Barclays Capital Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. as joint book-running managers and BNY Mellon Capital Markets, LLC, Greenwich Capital Markets, Inc. and Lazard Capital Markets LLC as co-managers.

The offering is being made only by means of a prospectus, a copy of which may be obtained from the offices of Barclays Capital Inc., 200 Park Avenue, New York, New York 10166; Citigroup Global Markets Inc., 388/390 Greenwich Street, New York, New York 10013; or J.P. Morgan Securities Inc., 270 Park Avenue, New York, New York 10017. An electronic copy of the prospectus will be available from the Securities and Exchange Commission’s website at www.sec.gov.

Alliant Energy is an energy-services provider with subsidiaries serving approximately 1 million electric and over 400,000 natural gas customers. Providing its customers in the Midwest with regulated electric and natural gas service is the company’s primary focus. Interstate Power and Light, the company’s Iowa and Minnesota utility subsidiary, serves approximately 530,000 electric and 235,000 natural gas customers. Alliant Energy, headquartered in Madison, Wis., is a Fortune 1000 company traded on the New York Stock Exchange under the symbol LNT. For more information, visit the company’s Web site at www.alliantenergy.com.

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